Final

LATHAM ACQUISITION CORP.

BROCKWAY MORAN & PARTNERS fund ii, l.p.,

brockway moran & partners ii co-invest fund, l.p.,

AND

FORT WAYNE POOLS, INC.

SUBSCRIPTION AND STOCKHOLDERS’ AGREEMENT

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table of contents

Page

1.            Interpretation of this Agreement                                                                                                                               1

2.            Purchase of Restricted Securities                                                                                                                           5

3.            Information and Inspection Rights; Non-Competition; Other Company Covenants                               8

4.            Voting and Corporate Governance                                                                                                                       11

5.            Protective Covenants                                                                                                                                                 12

6.            Restrictions on Transfer                                                                                                                                            13

7.            Additional Restrictions on Transfer                                                                                                                       14

8.            Tag-Along Rights                                                                                                                                                         15

9.            Preemptive Rights                                                                                                                                                       16

10.         Registration Rights                                                                                                                                                     17

11.         Redemption Rights                                                                                                                                                     20

12.                Expenses                                                                                                                                                                       21

13.                Notices                                                                                                                                                                             21

14.                Severability                                                                                                                                                                    22

15.         Complete Agreement                                                                                                                                                 22

16.                Counterparts                                                                                                                                                                 22

17.         Successors and Assigns                                                                                                                                           22

18.         Choice of Law; Jurisdiction                                                                                                                                      22

19.         Waiver of Jury Trial                                                                                                                                                     23

20.                Remedies                                                                                                                                                                       23

21.         Amendments and Waivers                                                                                                                                       23

22.         Business Days                                                                                                                                                              23

23.         Failure to Deliver Securities                                                                                                                                     23

24.         No Third Party Beneficiary                                                                                                                                       23

25.         Transfers in Violation of Agreement                                                                                                                     23

26.         Attorneys’ Fees                                                                                                                                                            23

TOC28

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-i-

LATHAM ACQUISITION CORP.

BROCKWAY MORAN & PARTNERS fund ii, l.p.,

brockway moran & partners ii c0-invest fund, l.p.,

AND

FORT WAYNE POOLS, INC.

SUBSCRIPTION AND STOCKHOLDERS’ AGREEMENT

THIS SUBSCRIPTION AND STOCKHOLDERS’ AGREEMENT is made as of this 12th day of November, 2004, by and among Latham Acquisition Corp., a Delaware corporation (the “Company”), Brockway Moran & Partners Fund II, L.P., a Delaware limited partnership (“BMP II”), Brockway Moran & Partners II Co-Invest Fund, L.P., a Delaware limited partnership (“Co-Invest” and collectively with BMP II, the “BMP Investors”) and Fort Wayne Pools, Inc. (“SCP”), an Indiana corporation and a wholly owned subsidiary of SCP Pool Corporation, a Delaware corporation (“Parent”). Each of the BMP Investors and SCP is referred to as a “Stockholder,” and collectively as the “Stockholders.”

Recitals

A.   Each of the BMP Investors and SCP desire to purchase from the Company shares of the Company’s Common Stock.

B.   The BMP Investors and SCP believe that it would be in the best interest of the Company to place certain restrictions upon the right of transfer of the Restricted Securities (as defined below).

C.   The directors of the Company, having considered the provisions of this Agreement, have resolved that, in their opinion, the restrictions upon the transfer of the Restricted Securities and the establishment of rights and obligations upon the occurrence of certain events, all as hereinafter set forth, are in the best interest of the Company and its stockholders.

Agreement

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

1.	Interpretation of this Agreement.

(a)     Terms Defined. As used in this Agreement, the following terms when used in this Agreement have the meanings set forth below:

“Acquisition” shall have the meaning given to it in Section 2(c)(vii) of this Agreement.

“Add-On Acquisition Fee” shall have the meaning given to it in Section 2(c)(vii) of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” means this Subscription and Stockholders’ Agreement and all exhibits and schedules hereto, as amended, modified or supplemented from time to time.

“Applicable Percentage” shall mean the fraction (expressed as a percentage), the numerator of which is the aggregate number of shares of Common Stock to be transferred by the Tag-Along Stockholder and the denominator of which is the aggregate number of shares of Common Stock owned by the BMP Investors, SCP, and all other Persons subject to a Stockholders’ Agreement that provides such Persons with “tag along” rights

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comparable to those set forth in Section 8 hereof. All such calculations shall be carried out to one hundred thousandth of a share and then rounded to the nearest share.

“Authorization Period” shall have the meaning given to it in Section 6(b) of this Agreement.

“BMP Directors” shall have the meaning given to it in Section 4(a)(ii) of this Agreement.

“BMP Investors” shall have the meaning given to it in the first sentence of this Agreement.

“BMP Shares” shall have the meaning given to it in Section 2(a)(i) of this Agreement.

“Board” means the Board of Directors of the Company.

“Business” means the Company’s business of manufacturing pool products, including, steel and polymer walls, steps, liners, and/or related products.

“Common Stock” means the Company’s common stock, par value $.01 per share.

“Company” shall have the meaning given to it in the first sentence of this Agreement.

“Company Information” means Confidential Information and Trade Secrets.

“Confidential Information” means confidential data and confidential information relating to the business of the Company or any of its Subsidiaries (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to a Stockholder or of which a Stockholder became aware in connection with or as a consequence of investment in the Company and which has value to the Company. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company, (ii) has been independently developed and disclosed to the general public by others, (iii) otherwise enters the public domain through lawful means, (iv) was or becomes known to the Stockholders prior to disclosure to a Stockholder in connection with or as a consequence of investment in the Company, (v) is independently developed or derived by a Stockholder, or (vi) was heretofore or is hereafter obtained by a Stockholder from another Person who, to the knowledge of the Stockholder, is lawfully in possession of such information and not in violation of any confidentiality agreement with the Company or any of its Affiliates in disclosing such information to the Stockholder.

“Exempt Issuance” means an issuance of New Stock or New Securities by the Company:

(i)     as a pro rata stock dividend or other distribution in respect of, or upon any subdivision or combination of, the Company’s capital stock as a result of which there is no change in the relative ownership interest or rights of the holders of the Company’s capital stock;

(ii)    to any employee of the Company pursuant to the Company’s Key Employee Equity Plan;

(iii)   in connection with any transfer to the public pursuant to a registration effected in accordance with the Securities Act;

(iv)   in connection with the acquisition by the Company or any of its Subsidiaries of any unaffiliated Person or business on an arms’-length basis; and

(v)    in connection with equipment or debt financing or leases (including securities issued in consideration of guarantees of such financing or such leases) provided by an unaffiliated Person on an arms’-length basis.

“Exempt Transfers” shall have the meaning given to it in Section 6(a) of this Agreement.

“Fair Market Value” means the fair market value determined by mutual agreement of SCP and the BMP Investors. In the event of a disagreement, Fair Market Value shall be determined by a professional appraiser chosen by mutual agreement of SCP and the BMP Investors, whose fees shall be paid for by the Company. Fair Market Value shall be determined without any discount for minority interest or lack of marketability.

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“Family Group” means with respect to any individual, such an individual’s spouse and lineal descendants, parents, grandparents and any family limited partnership, family limited liability company or trust or other fiduciary relationship solely for the benefit of such individual and/or such individual’s spouse, parents, grandparents and/or lineal descendants.

“Fort Wayne Contribution Agreement” means that certain Asset Contribution Agreement, dated as of the date hereof, among SCP Pool Corporation, Fort Wayne Pools, Inc., an Indiana corporation, and the Company.

“Independent Third Party” means any Person who, prior to the occurrence of a Liquidity Event, does not own in excess of 5% of the Company’s Common Stock on a fully diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the Company’s Common Stock and who is not the spouse, ancestor or descendant (by birth or adoption) of any such 5% owner of the Company’s Common Stock.

“Key Employee Equity Plan” means a non-qualified stock option plan covering 7.0% of the Company’s fully diluted common equity value to be adopted at the Subscription Closing.

“Liquidity Event” means any one or more of the following events: (a) the sale of all, or substantially all, of the Company’s consolidated assets in any single transaction or series of related transactions; (b) the sale or issuance, or series of related sales or issuances, of Common Stock possessing the ordinary voting power (on a fully diluted basis) to elect a majority of the Board to an Independent Third Party or a group of affiliated Independent Third Parties; (c) the consummation of a Qualified Public Offering; or (d) any merger or consolidation of the Company with or into another corporation or other business entity (regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation the holders of the Company’s voting securities (on a fully diluted basis) immediately prior to the merger or consolidation own voting securities of the surviving or resulting corporation or other business entity representing less than a majority of the ordinary voting power to elect directors of the surviving or resulting corporation (on a fully diluted basis).

“Loan Agreements” means the senior and subordinated loan agreements that the Company will enter into in connection with the Acquisition.

“New Securities” shall have the meaning given to it in Section 9(a) of this Agreement.

“New Stock” shall have the meaning given to it in Section 9(a) of this Agreement.

“Notice of Transfer” shall have the meaning given to it in Section 8(b) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preemptive Rights Notice” shall have the meaning given to it in Section 9(a) of this Agreement.

“Qualified Public Offering” means the public sale of Common Stock pursuant to a registration statement that has become effective under the Securities Act, the net proceeds of which sale to the Company are at least $25 million.

“Redemption Notice” shall have the meaning given to it in Section 11(a) of this Agreement.

“Redemption Price” shall have the meaning given to it in Section 11(b) of this Agreement.

“Registration Expenses” shall have the meaning given to it in Section 10(e) of this Agreement.

“Required Payment Date” shall have the meaning given to it in Section 11(b) of this Agreement.

“Restricted Securities” means: (a) all shares of Common Stock (including the Shares) now owned (beneficially or of record) or hereafter acquired (beneficially or of record) by a Stockholder (including all Common Stock issued by way of stock dividend or stock split or in connection with any combination of shares, merger, consolidation, recapitalization or other reorganization); and (b) all securities exercisable for, convertible into or exchangeable for Common Stock now owned (beneficially or of record) or hereafter acquired (beneficially or of record) by a Stockholder. For purposes of this Agreement: (i) a Stockholder shall be deemed to own or control that number of shares of Common Stock then directly owned or controlled by the Stockholder, plus that number of

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shares of Common Stock into or for which any securities then directly or indirectly owned or controlled by the Stockholder are then, directly or indirectly, convertible, exercisable or exchangeable; and (ii) references in this Agreement to “shares” of Restricted Securities other than Common Stock shall be deemed to refer to the number of shares of Common Stock into or for which any securities then directly or indirectly owned or controlled by a Stockholder are then, directly or indirectly, convertible, exercisable or exchangeable. Except as otherwise provided herein, all Restricted Securities will continue to be Restricted Securities in the hands of any transferee of a Stockholder, other than (x) the Company, and (y) purchasers pursuant to an offering registered with the Securities and Exchange Commission pursuant to the Securities Act or purchasers pursuant to a public sale through a market-maker, broker or dealer under Rule 144 (or any successor rule) promulgated under the Securities Act.

“Sale Notice” shall have the meaning given to it in Section 6(b) of this Agreement.

“SCP” shall have the meaning given to it in the first sentence of this Agreement.

“SCP Directors” shall have the meaning given to it in Section 4(a)(iii) of this Agreement.

“SCP Shares” shall have the meaning given to it in Section 2(a)(i) of this Agreement.

“SEC” shall have the meaning given to it in Section 10(b) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Stockholder” shall have the meaning given to it in Section 8(a) of this Agreement.

“Shares” shall have the meaning given to it in Section 2(a)(i) of this Agreement.

“Stockholder” shall have the meaning given to it in the first sentence of this Agreement.

“Stock Purchase Agreement” shall have the meaning given to it in Section 2(c)(vii) of this Agreement.

“Subscription Closing” shall have the meaning given to it in Section 2(a)(i) of this Agreement.

“Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Tag-Along Stockholder” shall have the meaning given to it in Section 8(a) of this Agreement.

“Territory” shall have the meaning given to it in Section 3(c)(i)(A) of this Agreement.

“Trade Secrets” means information of the Company and its Subsidiaries including, but not limited to, technical or nontechnical data, formulae, methods, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)    Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

2.	Purchase of Restricted Securities.
(a) Purchase and Sale of Restricted Securities and Note.

(i)     Each Stockholder hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to such Stockholder, the number of shares of Common Stock set forth opposite the Stockholder’s name on Schedule 1 hereto. The purchase and sale of the Common Stock will be consummated simultaneous with the “Closing” under the Fort Wayne Contribution Agreement and immediately

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prior to consummation of the Acquisition (the “Subscription Closing”). At the Subscription Closing, SCP shall acquire 198,000 shares of Common Stock (the “SCP Shares”) in exchange for (x) the contribution of assets contemplated by the Fort Wayne Contribution Agreement, and (y) SCP’s payment to the Company of $2,327,568 in immediately available funds. At the Subscription Closing, the BMP Investors shall acquire an aggregate of 198,000 shares of Common Stock (the “BMP Shares”) in exchange for the BMP Investors’ payment to the Company of an aggregate of $19,800,000 in immediately available funds. The SCP Shares and the BMP Shares are collectively referred to herein as the “Shares.”

(ii)    Upon receipt of the consideration set forth in Section 2(a)(i), the Company shall deliver to each Stockholder a certificate representing the applicable Shares, registered in the name of the applicable Stockholder.

(iii)   At the Subscription Closing, SCP shall pay to a wholly owned Canadian subsidiary of the Company (the “Canadian Sub”) $1,193,432 in immediately available funds, and in exchange the Company shall cause the Canadian Sub to issue and deliver to SCP the Promissory Note in the form attached hereto as Exhibit A (the “Note”). SCP acknowledges and agrees that, subsequent to the Acquisition, Pool Technology Distributors, Inc. shall assume all of the Canadian Sub’s obligations under the Note.

(b)    Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder as follows:

(i)     Organization; Power and Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of state of Delaware. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Except for its right to acquire capital stock pursuant to the Acquisition, the Company does not have any Subsidiary, and does not own, directly or indirectly, any capital stock or other equity interests in any other Person.

(ii)    Authorization of Transaction; Agreement Binding. The Company has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency or similar laws which affect creditors’ rights generally.

(iii)   Capitalization. The Company’s authorized capital stock consists of 100,000,000 shares of Common Stock, none of which are currently issued and outstanding. The Shares acquired by the Stockholders pursuant to the provisions of this Agreement will be duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 1, (A) no Person owns of record any share of the Company’s capital stock, (B) no subscription, warrant, option, convertible security or other right to purchase or otherwise acquire from the Company (or to the knowledge of the Company, from any other Person) any Company capital stock is authorized or outstanding, and (C) there are no additional commitments by the Company to issue shares of capital stock or warrants, options, convertible securities or other rights to purchase Company capital stock. The Company has made available to each Stockholder true and correct copies of the Company’s Certificate of Incorporation and bylaws.

(iv)   No Conflict. The execution, delivery and performance of this Agreement by the Company do not and will not violate, conflict with, or result in a breach of or default under (A) the Company’s Certificate of Incorporation or bylaws; (B) any applicable law, order, judgment or decrees; or (C) any agreement, contract, understanding, mortgage, indenture or other obligation to which the Company is a party or by which any of its assets or properties are bound.

(c)     Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Company severally and not jointly as follows:

(i)     Authorization of Transaction; Agreement Binding. The Stockholder has full power and authority to execute and deliver, and to perform its obligations under, this Agreement. This Agreement constitutes the valid and legally binding obligation of the Stockholder, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency or similar laws which affect creditors’ rights generally.

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(ii)    No Conflict. The execution, delivery and performance of this Agreement by the Stockholder do not and will not violate, conflict with, or result in a breach of or default under (A) the Stockholder’s charter or other governing instruments, (B) any applicable law, order, judgment or decree, or (C) any agreement, contract or other obligation to which the Stockholder is a party, in each case except to the extent that such violation, conflict, default or breach could not reasonably be expected to impair the Stockholder’s ability to perform its obligations hereunder.

(iii)   Acquisition for Investment. The Stockholder is acquiring the Shares for investment solely for the Stockholder’s account and not with a view to or for sale in connection with any distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement.

(iv)   Restrictions on Transfer. The Stockholder understands that the Stockholder must bear the economic risk of the purchase of the Shares for an indefinite period of time because, except as provided in this Agreement, (A) the Company’s sale of the Shares to the Stockholder will not be registered under the Securities Act and applicable state securities laws in reliance on the Stockholder’s representations, (B) the Shares may not be sold, transferred, pledged, or otherwise disposed of without an opinion of counsel, if requested, for or satisfactory to the Company that registration under the Securities Act or any applicable state securities laws is not required, and (C) the Company does not have an obligation to register a sale of the Shares (or perfect any exemption) nor has it agreed to do so in the future.

(v)    Restrictive Legends. The Stockholder understands that the certificate(s) evidencing the Shares will bear a restrictive legend prohibiting the transfer thereof except in compliance with (A) applicable state and federal securities laws (and may not be transferred of record except in compliance therewith), and (B) the terms of this Agreement.

(vi)   Opportunity to Ask Questions. The Stockholder has had an opportunity to ask questions and receive answers concerning the capitalization of the Company, the terms of this Agreement and the financial condition and operations of the Company, and has had full access to such other information concerning the Company as the Stockholder has requested.

(vii)  Certain Risk Factors. The Stockholder has reviewed, or has had an opportunity to review, copies of all documents entered into in connection with the acquisition of stock (the “Acquisition”) effected pursuant to that certain Stock Purchase Agreement, dated as of November 12, 2004 (including the exhibits and schedules thereto (the “Stock Purchase Agreement”), between the Company and Latham International, L.P., a Delaware limited partnership (“Seller”). The Stockholder has also reviewed, or has had an opportunity to review, such other documents and information requested by the Stockholder to the Stockholder’s satisfaction. The Stockholder understands the speculative nature of and risks involved in the proposed investment in the Company, and all matters relating to the structure and the operations of the Company have been discussed and explained to such Stockholder’s satisfaction. The Stockholder specifically acknowledges such Stockholder’s understanding that:

(A)   the Company intends to incur substantial debt to finance the Acquisition and the presence of substantial amounts of debt creates significant risks, including that (1) although equity investments in highly leveraged companies such as the Company offer the opportunity for significant capital appreciation, such investments involve the highest degree of risks and can result in the loss of the Stockholder’s entire investment, (2) other general business risks, including the effects of a recession, may have a more pronounced effect, and (3) lending institutions may have certain limited rights to participate in certain decisions relating to the management of the Company;

(B)    the amount contributed by such Stockholder for its Shares may not be indicative of the fair market value of the Shares;

(C)    the Stockholder, as a minority stockholder in the Company, will have no control over the management of the Company;

(D)	the Loan Agreements are not presently available for inspection;

(E)    each of (x) the BMP Investors or their Affiliates, and (y) SCP (1) will receive from the Company an annual management fee of $175,000, subject to increase, (2) will receive a cash transaction fee in the amount of 0.5% of the Acquisition purchase price upon the consummation of the Acquisition, and (3) each will receive an Add-On Acquisition Fee for future Company acquisitions. The “Add-On Acquisition

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Fee” for each of (A) the BMP Investors or their Affiliates, and (B) SCP shall equal 1.5% of the first $10 million of the purchase price and 0.5% of the portion of the purchase price that exceeds $10 million; and

(F)    Section 13.7 of the Stock Purchase Agreement provides that, if the Acquisition is not consummated on or before December 31, 2004, and certain other conditions exist, Seller shall be a third party beneficiary of this Agreement and be entitled to enforce the obligations of the BMP Investors and SCP pursuant to Section 2(a) hereof.

(viii) Representations Relied Upon by Stockholder. The Stockholder is acquiring the Shares without having been furnished any representations or warranties of any kind whatsoever with respect to the business and financial condition of the Company, other than the representations and warranties contained in this Agreement.

(d)    Tax Certifications and Acknowledgments. The Stockholder certifies under penalty of perjury that (i) the Taxpayer Identification Number for the Stockholder provided under the Stockholder’s name on the signature pages to this Agreement is correct, (ii) the Stockholder is not subject to backup withholding either because the Stockholder has not been notified that such Stockholder is subject to backup withholding as a result of a failure to report all interest or dividends or because the Internal Revenue Service has notified the Stockholder that such Stockholder is no longer subject to backup withholding and (iii) the Stockholder is not a nonresident alien, foreign partnership, foreign trust or foreign estate.

3.	Information and Inspection Rights; Non-Competition; Other Company Covenants.

(a)     Information and Inspection Rights. As long as a Stockholder and its Affiliates continue to own at least 10% of the Company’s fully diluted equity, (x) the Company shall permit such Stockholder (and such persons as it may designate subject to the Company’s reasonable approval and the execution of a confidentiality agreement acceptable to the Company), at Stockholder’s expense, to visit and inspect, during normal business hours and without disruption to the Company’s business, the properties of the Company, examine its books, discuss the affairs, finances and accounts of the Company with its officers and employees, and consult with and advise the management of the Company as to its affairs, finances and accounts, all at reasonable times and upon reasonable notice, and (y) such Stockholder shall be entitled to receive, and the Company shall mail to such Stockholder, at the times specified, the following reports:

(i)     as soon as available, and in any event within thirty (30) days after the end of each month, a consolidated balance sheet for the Company as of the end of such month and the related consolidated statements of income for the year to date;

(ii)    as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited consolidated profit or loss statement for such fiscal quarter, a consolidated unaudited balance sheet as of the end of such fiscal quarter, and an unaudited statement of consolidated cash flows for such quarter;

(iii)   as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a balance sheet of the Company as of the end of such fiscal year and the related statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with U.S. generally accepted accounting principles and audited by a firm of independent public accountants of national recognition selected by the Board of Directors of the Company;

(iv)   promptly following receipt by the Company, each audit response letter, accountants’ management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its Subsidiaries;

(v)    promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that are likely to materially adversely affect the Company or any of its Subsidiaries;

(vi)   promptly upon sending, making available or mailing the same, all press releases, reports and financial statements that the Company sends or makes available generally to its stockholders;

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(vii)  promptly after receipt thereof, notice of all claims of material default (whether or not constituting an “Event of Default”) under the Loan Agreements or any material financial obligation to which the Company or any Subsidiary is a party or obligor; and

(viii) promptly, from time to time, such other material information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its Subsidiaries as the Stockholder reasonably may request.

(b)    Confidentiality. Except as required by applicable law (including regulations promulgated thereunder) or court order, each Stockholder (i) will maintain the confidentiality of all Company Information, and (ii) will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company’s absolute discretion; provided, however, each Stockholder may disclose such information (i) to its attorneys, accountants and other professionals and representatives to the extent necessary or appropriate in connection with its investment in the Company, (ii) to any prospective permitted transferee of the Shares, so long as the prospective transferee agrees to be bound by the provisions of this Section 3(b), (iii) to any partner or Affiliate of the Stockholder, so long as such partner or Affiliate agrees to be bound by the provisions of this Section 3(b), and (iv) to any other Company stockholder. The provisions of this Section 3(b) shall survive the termination of this Agreement (i) for a period of two years with respect to Confidential Information, and (ii) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.

(c)	Non-Competition, Non-Solicitation and Non-Disclosure.

(i)     General. Each of the Stockholders hereby severally covenants and agrees as follows:

(A)   Without the prior written consent of the Company and the other Stockholders, neither such Stockholder nor any of its Affiliates (other than the Company) shall, for so long as such Stockholder owns any Common Stock, (1) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which competes or plans to compete in any way with the Business of the Company or any of its Subsidiaries or Affiliates, anywhere in North America (the “Territory”), (2) serve as a consultant to any person, firm, partnership, corporation, association or other entity which competes or plans to compete in any way with the Business of the Company or any of its Subsidiaries or Affiliates within the Territory, or (3) market, sell or distribute, within the Territory, any pool products (including steel and polymer walls, steps, liners, and/or related products) that are manufactured by any Affiliate (other than the Company) of the type that are currently manufactured by the Company or the Subsidiaries to be acquired in the Acquisition. Such Stockholder acknowledges and agrees that the covenants provided for in this Section 3(c) are reasonable and necessary in terms of time, area and line of business to protect the Company’s Trade Secrets. Such Stockholder further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company’s legitimate business interests, which include its interests in protecting the Company’s (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States, and (iii) customer goodwill associated with the Company. Each Stockholder expressly authorizes the enforcement of the covenants provided for in this Section 3(c) by (A) the Company and its Subsidiaries, (B) the Company’s permitted assigns, and (C) any successors to the Company’s business. To the extent that the covenants provided for in this Section 3(c) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

(B)    Without the prior consent of the Company and the other Stockholder, such Stockholder shall not, for so long as such Stockholder owns any Common Stock, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity (including the Company), attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of 18 months.

(C)    Such Stockholder shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the Company. Any Confidential Information now known or hereafter

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acquired by such Stockholder with respect to the Company shall be deemed a valuable, special and unique asset of the Company that is received by such Stockholder in confidence and as a fiduciary, and such Stockholder shall remain a fiduciary to the Company with respect to all of such information.

(ii)    Exception for SCP. Notwithstanding Section 3(c)(i), SCP and its Affiliates shall not be prohibited from engaging in the distribution of pool spa equipment, pool parts and supplies, and other related leisure products so long as neither SCP nor any of its Affiliates distributes in North America any such products that are manufactured by any SCP Affiliate other than the Company.

(iii)   Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by a Stockholder of any or all of the covenants and agreements contained in this Section 3(c) may cause irreparable harm and damage to the Company in a monetary amount which may be virtually impossible to ascertain. As a result, each Stockholder recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 3(c) by such Stockholder and/or its associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Company may possess hereunder, at law or in equity. Nothing contained in this Section 3(c) shall be construed to prevent the Company from seeking and recovering from a Stockholder damages sustained by it as a result of any breach or violation by such Stockholder of any of the covenants or agreements contained herein.

(d)    Termination of Information and Inspection Rights. The obligations of the Company to furnish information to the Stockholders pursuant to Section 3(a) shall terminate upon the earlier to occur of (i) the completion of a Qualified Public Offering, or (ii) such time as the Company otherwise becomes subject to the reporting requirements of the Exchange Act.

(e)     Transactions with Affiliates. Without the prior written consent of SCP and the BMP Investors, the Company shall not enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) customary payments for services as employees, officers and directors, and (iii) pursuant to the terms of the Management Services Agreements to be entered into between the Company and the Stockholders or their Affiliates.

4.	Voting and Corporate Governance.

(a)     Voting for Directors. The parties agree to vote their Shares or consent in writing in the manner necessary to produce the following effect:

(i)     the Board of Directors of the Company shall initially consist of seven (7) members (with the approval of SCP and the BMP Investors necessary to increase or decrease the number of directors constituting the Board of Directors);

(ii)    for so long as the BMP Investors hold any Shares, the Stockholders shall vote their Shares in such a manner as to elect to the Board of Directors of the Company three (3) individuals designated by the BMP Investors (such individuals being the “BMP Directors”);

(iii)   for so long as SCP holds any Shares, the Stockholders shall vote their Shares in such a manner as to elect to the Board of Directors of the Company two (2) individuals designated by SCP (such individuals being the “SCP Directors”);

(iv)   the Stockholders shall vote their shares in such a manner as to elect to the Board of Directors of the Company two (2) individual(s) designated by the mutual agreement of the Stockholders (it being agreed that each of Mark Laven and Doug Laver shall be designated pursuant to this clause (iv) for so long as he serves as an executive officer of the Company); and

(v)    the Stockholders shall vote their shares in such a manner as to enable Stockholders entitled to designate members of the Company’s Board of Directors pursuant to any of subsections

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4(a)(ii), (iii) and (iv), in their sole discretion, to remove and replace, whether upon the occurrence of a vacancy for any reason, or otherwise, their respective designees.

(b)    Approval of the Board of Directors. The Board of Directors shall be consulted on the Company’s entry into or amendment of significant manufacturing, distribution, licensing or other material agreements or contracts. The approval of a majority of the Board of Directors of the Company then in office shall be required for the Company to: (i) incur additional indebtedness other than bank borrowings in the ordinary course of business or refinancing of existing indebtedness; (ii) enter into or amend agreements, whether oral or written, relating to executive compensation; (iii) approve the Company’s annual budget and capital budget; (iv) make any capital expenditures in excess of those reflected in the Company’s capital budget previously approved by the Board of Directors; and (v) approve the Company’s sale of any Company security.

(b)    Meetings of the Board of Directors. The Board of Directors shall meet at least quarterly. The Company shall reimburse members of the Board of Directors for the customary and reasonable expenses of attending the meetings of the Board of Directors.

(c)     Formation of Compensation Committee. As soon as practicable after execution of this Agreement, the Board of Directors shall establish a Compensation Committee consisting of two BMP Directors and one SCP Director. The Compensation Committee shall be responsible for making recommendations to the full Board of Directors for approving all management compensation, employee benefit plans and stock option grants. The Board of Directors shall have the power to accept or reject any recommendation of the Compensation Committee, but shall not approve an employee’s compensation in amounts that differ from the amounts recommended by the Compensation Committee.

(e)     Formation of Audit Committee. As soon as practicable after the execution of this Agreement, the Board of Directors shall establish an Audit Committee consisting of two BMP Directors and one SCP Director. The Audit Committee shall be responsible for (i) selecting and engaging the Company’s independent auditors, (ii) meeting with the Company’s independent auditors and principal financial personnel to review the scope of audit and non-audit services performed by the independent public accountants, (iii) reviewing the independence of the independent public accountants, and (iv) reviewing the adequacy of internal accounting controls.

(d)    Formation of Management Committee. As soon as practicable after execution of this Agreement, the Board of Directors shall establish a Management Committee consisting of the three BMP Directors. The Management Committee shall be responsible for appointing, removing, and replacing key members of the Company’s management.

(e)     Indemnification. The Company shall not amend the indemnification provisions of the Company’s Certificate of Incorporation or bylaws to eliminate or reduce the indemnification provided for all directors and such provisions as so written shall be deemed to be a contract with each director regarding his or her indemnification by the Company. The Company shall also enter into separate indemnification agreements with each director.

(f)     D&O Insurance. The Company shall at all times maintain directors and officers liability insurance coverage in amounts and subject to such limits as shall be reasonably acceptable to the BMP Directors and SCP Directors.

5.	Protective Covenants.

(a)     As long as the BMP Investors collectively hold at least 10% of the outstanding stock of the Company, the Company shall not, without the approval of the BMP Investors:

(i)     except as expressly contemplated by this Agreement and for redemptions on agreed terms from employees following termination of employment, directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company’s equity securities (including, without limitation, warrants, options and other rights to acquire equity securities);

(ii)    except as expressly contemplated by this Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, any equity or debt securities (or any derivative securities convertible into or exercisable or exchangeable for any equity or debt securities);

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(iii)   merge or consolidate with any entity or permit any Subsidiary of the Company to merge or consolidate with any entity (other than a wholly owned Subsidiary);

(iv)   sell, lease or otherwise dispose of, or permit any Subsidiary of the Company to sell, lease or otherwise dispose of assets with an aggregate fair market value in excess of $2 million in any one year (other than sales in the ordinary course of business);

(v)    liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into partnership form);

(vi)   acquire, or permit any Subsidiary to acquire, any interest in any business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture;

(vii)  enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business other than a business engaged in the manufacture of swimming pool products and accessories;

(viii) except as expressly contemplated by this Agreement, make any amendment to the Company’s certificate of incorporation or bylaws which would impair the rights or relative priority of the holders of the Shares under this Agreement;

(ix)   create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any indebtedness which aggregates in excess of $2 million (other than (a) the Loan Agreements, and (b) intercompany indebtedness);

(x)    amend or modify the Key Employee Equity Plan, adopt any new stock option plan or employee stock ownership plan or issue any shares of stock to its or its Subsidiaries’ employees other than pursuant to the Key Employee Equity Plan;

(xi)   issue or sell any shares of the capital stock, or rights to acquire shares of the capital stock, of any Subsidiary to any entity other than the Company or another Subsidiary; or

(xii)	initiate an initial public offering of the Company’s Stock.

(b)    As long as SCP holds at least 10% of the outstanding Common Stock of the Company, the Company shall not, without the approval of SCP:

(i)     except as expressly contemplated by this Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, any equity or debt securities (or any derivative securities convertible into or exercisable or exchangeable for any equity or debt securities) in excess of $10 million in any single transaction or series of related transactions;

(ii)    liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into partnership form);

(iii)   sell, lease or otherwise dispose of, or permit any Subsidiary of the Company to sell, lease or otherwise dispose of, assets with an aggregate fair market value in excess of $10 million in any single transaction or series of related transactions (other than sales in the ordinary course of business);

(iv)   except as expressly contemplated by this Agreement, make any amendment to the Company’s certificate of incorporation or bylaws which would impair the rights or relative priority of the holders of the Shares under this Agreement;

(v)    acquire, or permit any Subsidiary to acquire, any interest in any business (whether by a purchase of assets, purchase of stock, merger or otherwise) with an acquisition price in excess of $10 million; or

(vi)   create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any indebtedness which aggregates in excess of $10 million (other than (a) the Loan Agreements, (b) intercompany indebtedness, and (c) indebtedness incurred to acquire any interest in any business (whether by a purchase of assets, purchase of stock, merger or otherwise) with an acquisition price less than or equal to $10 million ).

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6.	Restrictions on Transfer.

(a)     Transfer of Restricted Securities. The Stockholders will not sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law or otherwise) any interest in or any beneficial interest in any Restricted Securities except pursuant to the provisions of Section 6(c) or Section 11 of this Agreement (“Exempt Transfers”) and pursuant to the provisions of Section 6(b) hereof.

(b)    First Refusal Rights. At least 30 days prior to making any transfer other than an Exempt Transfer, the transferring Stockholder will deliver a written notice (the “Sale Notice”) to the Company and the other Stockholder (in the case of a proposed transfer by SCP, the BMP Investors shall collectively be deemed the other Stockholder and in the case of a proposed transfer by the BMP Investors, SCP shall be deemed the other Stockholder). The Sale Notice will disclose in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the proposed transfer. The Company may elect to purchase all or any portion of the Restricted Securities to be transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the transferring Stockholder within 20 days after the receipt of the Sale Notice by the Company. To the extent that the Company has not elected to purchase all of the Restricted Securities to be transferred, the other Stockholder may elect to purchase all (but not less than all) of the Restricted Securities to be transferred which the Company has not elected to purchase, upon the same terms and conditions as those set forth in the Sale Notice, by delivering a written notice of such election to the Stockholder within 30 days after the receipt of the Sale Notice by the other Stockholder. Any Person who has the right to acquire Restricted Securities pursuant to this Section 6(b) will be given up to 20 days (after it has been determined that such Person has such right) to consummate the purchase and sale of Restricted Securities (the “Authorization Period”). If the Company and the other Stockholder have not elected to purchase, in the aggregate, all of the Restricted Securities specified in the Sale Notice, the transferring Stockholder may transfer the Restricted Securities specified in the Sale Notice to the transferee (and not to any assignee) identified, at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice, during the 20-day period immediately following the Authorization Period (or, if there is no Authorization Period, during the 50-day period immediately following the date of the Sale Notice); provided, that the transferee(s) thereof agree in writing to be bound by the provisions of this Agreement relating to Restricted Securities. Any Restricted Securities not transferred within such 20-day period will be subject to the provisions of this Section 6(b) upon subsequent transfer.

(c)     Certain Permitted Transfers. The restrictions contained in Section 6(b) will not apply with respect to transfers of Restricted Securities to or among the Stockholder’s partners or Affiliates, or any individual partner’s Family Group; provided that with respect to transfers contemplated by this Section 6(c), the restrictions contained in this Section 6 will continue to be applicable to Restricted Securities after any such transfer; and provided further that the transferees of such Restricted Securities have agreed in writing to be bound by the provisions of this Agreement relating to Restricted Securities.

(d)    Termination of Restrictions. The restrictions on the transfer of Restricted Securities set forth in Section 6(a) and Section 6(b) will continue with respect to all Restricted Securities until consummation of a Liquidity Event or the completion of any offering of the Company’s equity securities registered pursuant to the Securities Act.

7.	Additional Restrictions on Transfer.

(a)     Legend. Until a Liquidity Event has occurred or the restrictions set forth herein otherwise lapse, the certificates representing the Common Stock held by the holders of Restricted Securities will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A SUBSCRIPTION AND STOCKHOLDERS’ AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, DATED AS OF NOVEMBER [__], 2004, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

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(b)    Opinion of Counsel. No holder of Restricted Securities may sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any Restricted Securities (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company, if requested, an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection therewith.

8.	Tag-Along Rights.

(a)     If a Stockholder proposes to transfer any Company equity securities at that time owned by such Stockholder (the “Selling Stockholder”) to any Independent Third Party or the Company, then, as a condition precedent thereto, such Stockholder shall afford the other Stockholders (the “Tag-Along Stockholder”) the right to participate in such transfer in accordance with this Section 8.

(b)    The Selling Stockholder shall give written notice to the Tag-Along Stockholder (a “Notice of Transfer”) not less than 20 nor more than 60 days prior to any proposed transfer of any such Common Stock or other Company equity securities. Each such Notice of Transfer shall:

(i)     specify in reasonable detail (A) the number of shares of Common Stock or other equity securities the Selling Stockholder proposes to transfer, (B) the identity of the proposed transferee or transferees of such shares of Common Stock or other equity securities, (C) the time within which, the price per share at which and all other terms and conditions upon which the Selling Stockholder proposes to transfer such shares (including a description of all consideration payable in connection with the transfer), and (D) the percentage of the shares of Common Stock (and other Company equity securities, if any) then owned by the Selling Stockholder which the Selling Stockholder proposes to transfer to such proposed transferee or transferees; and

(ii)    make explicit reference to this Section 8 and state that the right of the Tag-Along Stockholder to participate in such transfer under this Section 8 shall expire unless exercised within 20 days after receipt of such Notice of Transfer; and

(iii)   contain an irrevocable offer by the Selling Stockholder to the Tag-Along Stockholder to participate in the proposed transfer to the extent provided in Section 8(c) below.

(c)     The Tag-Along Stockholder shall have the right to transfer to the proposed transferee or transferees that number of Restricted Securities which is equal to the Applicable Percentage (or, if the Tag-Along Stockholder shall elect, any lesser percentage) of the Restricted Securities owned by the Tag-Along Stockholder, for the same terms and conditions and amount of consideration as is applicable to the proposed transfer by the Selling Stockholder (and, if and to the extent the Tag-Along Stockholder shall exercise such right, then the securities to be transferred by the Selling Stockholder shall be correspondingly reduced); provided, that, notwithstanding anything to the contrary herein, the Tag-Along Stockholder shall be obligated to indemnify the proposed transferee or transferees upon the same terms and conditions as are applicable to the indemnification given by the Selling Stockholder in connection with such proposed transfer so long as (i) all indemnification obligations are several, and not joint and several, among all transferors in proportion to the consideration paid to each transferor, and (ii) the maximum obligation of the Tag-Along Stockholder shall not exceed the net cash proceeds actually received by it as a result of such transfer.

(d)    The Tag-Along Stockholder must notify the Selling Stockholder of any acceptances under this Section 8(d) within 20 days after receipt of the Notice of Transfer, if the Tag-Along Stockholder desires to accept such offer and to transfer any of its Restricted Securities in accordance with this Section 8. The failure of the Tag-Along Stockholder to provide such notice within such 20 day period shall, for the purposes of this Section 8, be deemed to constitute an irrevocable waiver by the Tag-Along Stockholder of its right to transfer any of its Restricted Securities in connection with the proposed transfer described in such Notice of Transfer. The Selling Stockholder shall use all commercially reasonable efforts to obtain the agreement of the prospective transferee or transferees to the participation of the Tag-Along Stockholder, if the Tag-Along Stockholder properly elects to participate in such proposed transfer, and shall not consummate any such proposed transfer unless the Tag-Along Stockholder is permitted to participate in accordance with the provisions of this Section 8. The Tag-Along Stockholder shall not be obligated to transfer any Restricted Securities pursuant to this Section 8, except to the extent that the Tag-Along Stockholder has notified the Selling Stockholder of the Tag-Along Stockholder’s acceptance of the offer contained in the Notice of Transfer. Any and all transfers of Restricted Securities by the Tag-

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Along Stockholder pursuant to this Section 8 shall be subject to, made concurrently with, the actual transfer of equity securities by the Selling Stockholder.

(e)     Subject to the consummation of the transfer contemplated by the Notice of Transfer, the Tag-Along Stockholder shall take such actions and shall execute such documents and instruments as shall be reasonably necessary (and not adverse in any material respect to its interests) to consummate the proposed sale as expeditiously as is reasonably prudent.

(f)     At the closing of any such transfer, the Tag-Along Stockholder shall deliver a certificate or certificates, registered in the Tag-Along Stockholder’s name, properly endorsed and with all required transfer stamps, if any, representing the securities being sold by the Tag-Along Stockholder against delivery of the applicable consideration by the proposed transferee.

(g)    Notwithstanding anything to the contrary contained in this Section 8, no Stockholder shall have any rights pursuant to this Section 8 to participate in any transfer by a Selling Stockholder to any of its direct or indirect partners, any other private investment company affiliated with the Selling Stockholder, and/or any employees or directors of the Selling Stockholder so long as the purpose of such transfer is not to avoid the Tag-Along Stockholder’s rights pursuant to this Section 8.

(h)    The Notice of Transfer contemplated by this Section 8 and the Sale Notice contemplated by Section 6(b) may be combined in a single notice.

(i)     The provisions of this Section 8 will terminate upon the completion of a Qualified Public Offering.

9.	Preemptive Rights.

(a)     If at any time the Company proposes to issue, sell or grant (other than pursuant to an Exempt Issuance) any shares of Common Stock, preferred stock or other equity securities, whether now or hereafter authorized (“New Stock”), or proposes to issue, sell or grant (other than pursuant to an Exempt Issuance) any securities or instruments convertible into, exchangeable or exercisable for New Stock or any options or rights to purchase any such securities or instruments (“New Securities”), then not less than 30 days nor more than 60 days prior to consummating such transaction, the Company shall give notice thereof to each Stockholder (a “Preemptive Rights Notice”). Each such Preemptive Rights Notice shall:

(i)     specify in reasonable detail (A) the number and type of New Stock and/or New Securities which the Company proposes to issue or sell, and (B) the time within which, the price per share at which and all other material terms and conditions upon which the Company proposes to issue or sell such securities; and

(ii)    make explicit reference to this Section 9 and state that the right of each Stockholder to purchase any of such securities pursuant to this Section 9 shall expire unless exercised within 20 days after receipt of such Preemptive Rights Notice.

(b)    Each Stockholder shall have the right, in the nature of a preemptive right, to purchase that amount of such New Stock or New Securities, on the same terms and conditions as shall be applicable to the issue or sale of such New Stock or New Securities, as will enable the Stockholder to maintain its fully diluted percentage ownership of securities of the Company following such issuance or sale at the level held by it immediately prior to such issuance or sale. Each Stockholder may purchase the total amount of New Stock or New Securities to which it is entitled or any lesser amount as such Stockholder may elect. To the extent that a Stockholder elects to purchase less than the total amount of New Stock or New Securities to which it is entitled, the other Stockholders may purchase the amount not so elected.

(c)     A Stockholder must notify the Company within 20 days after receipt of the Preemptive Rights Notice if the Stockholder desires to exercise its purchase rights under this Section 9. The failure of a Stockholder to provide such notice within such 20-day period shall, for purposes of this Section 9, be deemed to constitute an irrevocable waiver by such Stockholder of its right to purchase any portion of the New Stock and/or New Securities specified in such Preemptive Rights Notice. The Company will not consummate any such proposed issue or sale unless any Stockholder electing to exercise its purchase rights under this Section 9 is permitted to purchase the securities it is entitled to pursuant to this Section 9. A Stockholder shall not be obligated to purchase

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any securities pursuant to this Section 9, except to the extent that such Stockholder has notified the Company of the Stockholder’s exercise of the preemptive rights granted in this Section 9.

(d)    The provisions of this Section 9 will terminate upon the completion of a Qualified Public Offering.

10.	Registration Rights.
(a) Demand Registration.

(i)     Following the date which is six (6) months following the date of a Qualified Public Offering, a Stockholder may request the Company to register under the Securities Act all or any portion of the shares of Common Stock held by such Stockholder for sale in the manner specified in such notice; provided, however, that the Company may, by notice to the requesting holders, delay such requested registration if the Company’s Board of Directors determines in good faith that such registration at the time requested would have a material adverse effect upon the Company; provided, further, however, that the Company’s ability to delay such registration shall be limited to durations of no longer than ninety (90) days and the Company shall not delay more than once during any twelve (12) month period.

The Company shall not be obligated pursuant to this Section 10(a)(i) to effectuate more than one (1) registration after a Qualified Public Offering. In addition, the aggregate offering price of the Common Stock to be sold pursuant to each such registration shall be at least $5,000,000. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 10:

(A)   within ninety (90) days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering of securities of the Company under the Securities Act, or

(B)    during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith.

(ii)    Following receipt of any notice pursuant to Section 10(a)(i), the Company shall promptly notify the Stockholder from whom such notice has not been received and, as soon thereafter as practicable, shall use its reasonable efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in such notice from requesting holders, the number of shares of Common Stock specified in such notice (and in all notices received by the Company from other holders within twenty (20) days after the giving of such notice by the Company). If such method of disposition shall be an underwritten public offering, the Company shall designate the managing underwriter of such offering, following consultation and subject to the approval of the Stockholders from whom notice has been received, which approval shall not be unreasonably withheld or delayed. All sellers must participate in the underwriting. The Company’s registration obligation hereunder shall be deemed satisfied only when a registration statement or statements covering all shares of Common Stock specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto.

(iii)   The Company shall be entitled to include in any registration statement referred to in this Section 10(a), for sale in accordance with the method of disposition specified by the requesting holders, shares of Common Stock to be sold by the Company for its own account and for the account of other selling stockholders, except as and to the extent that, in the reasonable opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would materially adversely affect the marketing of the Common Stock to be sold. Except for registration statements on Form S-4, S-8 or any successor thereto, the Company will not file with the SEC any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders pursuant to this Section 10(a) until the completion of the lesser of (i) the period of distribution of the shares of Common Stock registered thereby or (ii) ninety (90) days from the effective date of the registration statement,

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unless the Common stock owned by the Stockholders shall be entitled to be included therein in accordance with Section 10(b) below.

(iv)   The Company will use commercially reasonable efforts to maintain the effectiveness of any form used to register the shares pursuant to this Section 10(a) for up to one hundred eighty (180) days or such earlier time as all of the Common Stock have been sold.

(b)    Piggyback Rights. If at any time after the Company has completed a public offering of equity securities registered pursuant to the Securities Act, the Company proposes to file a registration statement under the Securities Act for any underwritten sale of shares of any of the Company’s equity securities, whether for a secondary offering or for a primary offering of equity securities by the Company, the Company shall give written notice of such registration to each Stockholder no later than 15 days before its filing with the Securities and Exchange Commission (the “SEC”). If a Stockholder so requests in writing within 15 days, the Company shall include in any registration the Common Stock of the Stockholder requested to be included in such registration.

(c)     Pro Rata Reduction. The Company shall not be obligated pursuant to Section 10(b) to so include the Common Stock of a Stockholder to the extent the underwriter or underwriters of such securities being otherwise registered by the Company shall determine in good faith that the inclusion of the Stockholder’s Common Stock would jeopardize the successful sale at the desired price of such other securities proposed to be sold by such underwriter or underwriters, in which case the Stockholder shall be entitled to participate in any such reduced number of shares of Common Stock (if any) which may be included in such registration along with any stockholders of the Company exercising rights with respect to such registration on a pro rata basis in proportion to their relative holdings of shares of Common Stock (including shares of Common Stock issuable upon exercise of any vested and immediately exercisable options held by such Stockholder), in the aggregate (subject to any right of priority of financial institutions who have provided financing to the Company from time to time). This Section 10 shall be interpreted to permit a Stockholder to participate in public offerings on at least a pro rata basis with other stockholders and their Affiliates.

(d)    Registration Procedures. Whenever a Stockholder has requested that any Common Stock be registered in accordance with this Section 10, the Company shall use its best efforts to effect the registration and the sale of such Common Stock in accordance with the intended method of disposition thereof and pursuant thereto the Company shall as expeditiously as possible:

(i)     prepare and file with the SEC a registration statement with respect to such Common Stock and use its best efforts to cause such registration statement to become and remain effective until completion of the contemplated distribution (provided that nothing herein shall limit the Company’s right to delay and/or terminate any proposed offering of securities);

(ii)    prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective during the applicable distribution period;

(iii)   furnish to each Stockholder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Stockholders may reasonably request in order to facilitate the disposition of the Common Stock owned by the Stockholders;

(iv)   use its best efforts to register or qualify such Common Stock under such other securities or blue sky laws of such jurisdictions as a Stockholder may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Stockholders to consummate the disposition in such jurisdictions of the Common Stock owned by the Stockholders (provided that the Company shall not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (iv), (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction);

(v)    notify each Stockholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading;

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(vi)   use its best efforts to cause all such Common Stock to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(vii)  enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Common Stock being sold reasonably request in order to expedite or facilitate the disposition of such Common Stock (provided, however, that (x) a Stockholder shall be required only to make representations, warranties, covenants and indemnities as to itself and as to its title to the Common Stock being offered by such Stockholder, and (y) in no event shall the liability of a Stockholder for indemnification exceed the lesser of (a) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total securities sold pursuant to such registration statement which is being sold by such Stockholder, or (b) the net proceeds received by such Stockholder from its sale of Common Stock pursuant to such registration statement); and

(viii) permit any holder of Common Stock which is reasonably likely to be deemed to be an underwriter or a controlling person of the Company to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included.

(e)     Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Section 10, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other persons or entities retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company, and the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system. The Company shall not, however, pay (i) underwriting discounts or commissions to the extent related to the sale of a Stockholder’s Common Stock sold in any registration and qualification, or (ii) fees and expenses of counsel to a Stockholder relating to such registration and qualification.

(f)     Indemnification. The Company shall indemnify and hold harmless each Stockholder and any underwriter (as defined in the Securities Act) for the Stockholders and each person, if any, who controls a Stockholder or underwriter within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, and expenses (including reasonable attorneys’ fees and expenses and reasonable costs of investigation) to which a Stockholder or underwriter or such controlling person may be subject, under the Securities Act or otherwise, insofar as any thereof arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in (A) any registration statement under which a Stockholder’s Common Stock was registered under the Securities Act pursuant to this Section 10, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto or (B) any other document incident to the registration of the Common Stock under the Securities Act or the qualification of the Common Stock under any state securities laws applicable to the Company, (ii) the omission or alleged omission to state in any item referred to in the preceding clause (i) a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act of 1934 or any other federal or state securities law, rule or regulation applicable to the Company and relating to action or inaction by the Company in connection with any such registration or qualification, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement of material fact or alleged untrue statement of material fact or omission to state a material fact or alleged omission to state a material fact in information furnished to the Company in writing by a Stockholder expressly for use therein (with respect to which information such Stockholder shall so indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act, provided that in no event shall the liability of such Stockholder exceed the net proceeds received by such Stockholder from its sales pursuant to such registration statement).

(g)    Lock-Up. Each holder of Restricted Securities agrees not to effect any public sale or other distribution of any Common Stock or other equity securities of the Company, or any securities convertible into or exchangeable or exercisable for any of the Company’s equity securities, during the seven days prior to and the 90

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days after the effectiveness of any underwritten public offering (180 days in the case of the Company’s initial public offering), except as part of such underwritten public offering or if otherwise permitted by the Company; provided, however, that in no event shall a Stockholder be subject to “lock-up” restrictions more extensive than those applicable to the other Stockholders.

11.    Redemption Rights. At any time on or after the fifth (5th) anniversary of the Subscription Closing, and from time to time thereafter, the BMP Investors shall have the right to require the Company to redeem all of the Shares held by the BMP Investors and their Affiliates, in accordance with this Section 11, at the Redemption Price hereinafter specified.

(a)     The BMP Investors may exercise their right to require redemption pursuant to this Section 11 by providing written notice to the Company (a “Redemption Notice”) of the BMP Investors’ desire to exercise the right. Upon its receipt of a Redemption Notice, the Company shall provide written notice to SCP stating that the BMP Investors have elected to exercise redemption rights pursuant to this Section 11. SCP, at its option, shall have the right, by binding notice to the Company and the BMP Investors within twenty (20) business days of its receipt of the Redemption Notice, to assume the Company’s redemption obligations under this Section 11 or exercise its rights in accordance with Section 8 of this Agreement and require the Company to redeem all of its Shares along with the Shares of the BMP Investors and their Affiliates.

(b)    Upon surrender of the Shares held by the BMP Investors or an Affiliate thereof and, if applicable, SCP, the Company shall pay to the BMP Investors and, if applicable, SCP, an amount (the “Redemption Price”) in cash or other immediately available funds equal to the Fair Market Value of such Shares. The Company shall be required to pay the Redemption Price on the 31st day following its receipt of the Redemption Notice (or any appraisal described in the definition of Fair Market Value) (the “Required Payment Date”), subject to obtaining any required consents under the loan agreements of the Company and its Subsidiaries to the redemption. If the Company is prohibited from effecting such redemption due to the provisions of such loan agreements for more than 45 days, then, if requested by the BMP Investors, any appraisal shall be updated to a date which is no more than 30 days prior to the date on which such redemption is to be effected and the Redemption Price paid.

(c)     On or before the date of such redemption, the BMP Investors and, if applicable, SCP shall execute such instruments as the Company may reasonably require to ensure that such Shares are duly and validly transferred to the Company (or SCP, if applicable), free of all liens, claims and encumbrances and on such date the Redemption Price for such Shares shall be paid to the order of the BMP Investors or as directed by the BMP Investors and, if applicable, SCP.

(d)    In the event that the Redemption Price is not paid in full within one year after the date of the Redemption Notice (including, without limitation, because the Company is prohibited from doing so pursuant to the terms of any loan agreement binding upon the Company and/or any of its Subsidiaries), then, subject to Section 8 of this Agreement, the BMP Investors and, if applicable, SCP may, or shall have the right to cause the Company to, commence a process to sell (and to consummate the sale of) the Company, either through a sale of all or substantially all of the Company’s assets or shares, or by merger, consolidation, or otherwise, to any third party that is not an Affiliate of the BMP Investors, on such terms as the BMP Investors and SCP deem appropriate, including executing all documents required in connection therewith as attorney-in-fact for the Company or any Subsidiary (as may be necessary or appropriate), and SCP shall cooperate with the BMP Investors and the Company in effecting such transaction and execute all customary documents necessary to accomplish the same.

12.    Expenses. The Company will reimburse documented reasonable out-of-pocket expenses incurred by the Stockholders including, but not limited to, travel, consulting fees, third party diligence fees and reasonable attorneys’ fees relating to due diligence and documentation for the Acquisition. If the Acquisition is not consummated, (i) the Stockholders will be responsible for their own out-of-pocket travel related expenses and (ii) all other expenses incurred relating to the transaction, including, but not limited to, third party diligence fees and expenses such as accounting, tax, environmental, insurance and legal, shall be shared equally by each of (A) the BMP Investors as a group, and (B) SCP.

13.    Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

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(a)	If to the Company:

Latham Acquisition Corp.

787 Watervliet–Shaker Road

Latham, NY 12110

Attention: Mark Laven

Facsimile: (518) 785-1592

with copies to:

Greenberg Traurig, LLP

2375 East Camelback Road

Suite 700

Phoenix, AZ 85016

Attention: Bruce E. Macdonough

Facsimile: (602) 445-8618

and to the BMP Investors and SCP (at the addresses set forth below).

(b)	If to either or both of the BMP Investors:

c/o Brockway Moran & Partners, Inc.

225 N.E. Mizner Boulevard

7th Floor

Boca Raton, FL 33432

Attention: Peter Klein

Facsimile: (561) 750-2001

(c)	If to SCP:

SCP Pool Corporation

109 Northpark Boulevard

Covington, LA 70433

Attention: Jennifer M. Neil

Facsimile: (985) 801-8269

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

14.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed,

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construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

15.    Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

16.    Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

17.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the BMP Investors, SCP, the Company, and their respective successors and assigns (including subsequent holders of the Shares) and, where applicable, heirs and personal representatives.

18.    Choice of Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws principles thereof and all questions concerning the validity and construction of this Agreement shall be determined in accordance with the laws of such state. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

19.    Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED UNDER THIS AGREEMENT.

20.    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Without limiting the generality of the foregoing, the BMP Investors (on the one hand) and SCP (on the other hand) shall be able to enforce, individually and on behalf of the Company, the performance of the other party’s(ies’) obligations under Section 2(a) hereof. In addition, Seller shall be a third party beneficiary of this Agreement as contemplated by Section 2(c)(vii)(F) hereof.

21.    Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Company, the BMP Investors and SCP.

22.    Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

23.    Failure to Deliver Securities. If a Stockholder or other holder of Restricted Securities (or a Stockholder’s or such other holder’s estate or any other representative of such Stockholder or holder of Restricted Securities) who has become obligated to sell Restricted Securities under this Agreement shall fail to deliver such Restricted Securities on the terms and in accordance with this Agreement, the Company, in addition to all other remedies it may have, may send to such obligated party by registered mail, return receipt requested, the purchase price for such Restricted Securities on the terms provided for in this Agreement. Thereupon, the Company, upon written notice to such holder, shall cancel on its books the Restricted Securities to be sold; and thereupon, all of such obligated holder’s rights in and to such Restricted Securities shall terminate.

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24.    No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

25.    Transfers in Violation of Agreement. Any transfer or attempted transfer of any Restricted Securities or other securities in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Restricted Securities as the owner of such stock for any purpose.

26.    Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Subscription and Stockholders’ Agreement as of the day and year first above written.

LATHAM ACQUISITION CORP.

By: /s/ Mark A Eidemueller

Name: / Mark A Eidemueller

Title: Vice President

BROCKWAY MORAN & PARTNERS FUND II, L.P.

By:	Brockway Moran & Partners Management II, L.P., its General Partner
	By:	Brockway Moran & Partners, Inc., its General Partner

By: /s/ Peter C. Brockway

Name: Peter C. Brockway

Title: Chairman

Taxpayer Identification Number: 65-1133310

BROCKWAY MORAN & PARTNERS II CO-INVEST FUND, L.P.

By:	Brockway Moran & Partners Management II, L.P., its General Partner
	By:	Brockway Moran & Partners, Inc., its General Partner

By: /s/ Peter C. Brockway

Name: :Peter C. Brockway

Title: Chairman

Taxpayer Identification Number:

SCP POOL CORPORATION, on behalf of itself and its wholly owned subsidiary, Fort Wayne Pools, Inc.

By: /s/ Manuel J Perez de la Mesa

Name: Manuel J Perez de la Mesa

Title: President

Taxpayer Identification Number:

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SCHEDULE 1

Capitalization

Name	Number of Shares	Consideration
Brockway Moran & Partners Fund II, L.P.	198,000	$19,800,000 (1)(2)
Brockway Moran & Partners II Co-Invest Fund, L.P.	(1)	(1)
Fort Wayne Pools, Inc. (3)	198,000	(2)(3)
Apollo Investment Corporation (4)	30,000	$3,000,000
Mark Laven	40,000	(5)
Doug Laver	10,000	$1,000,000 (6)
Charles Trego, Jr.	6,000	(5)
Scott Hollander	1,600	(5)
Gary Whitcher	1,300	(5)
Other (7)

(1)    Brockway Moran fund investments and shares will be allocated 97.9689% to Fund II and 2.0311% to Co-Invest Fund.

(2)    Additional cash equity may be required because of lender leverage requirements, working capital at closing, and the extent of participation by Apollo. Any additional equity will be acquired at $100 per share equally by the BMP Investors (taken as a whole) and SCP.

(3)    Will contribute to the Company (i) substantially all of its assets, which, after taking into account specified assumed liabilities, are valued at $17,472,432; and (ii) $2,327,568 in cash.

(4)    There is no formal commitment from Apollo at the date hereof. Amount could range from $2.5-4.0 million. See footnote 2.

(5)	Stock of Latham Investments, Inc.
(6)	Paid $800,000 in cash and $200,000 through the delivery of a 3% promissory note.

(7)    The Company anticipates that it will adopt a stock option or other equity incentive plan that could dilute investors’ ownership interest by approximately 7%.

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